EXHIBIT 99.1

Salt Lake City, Utah ‑Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors approved a quarterly cash dividend of twenty-six and one half cents ($.265) per share of common stock payable on December 30, 2016 to shareholders of record at the close of business on December 16, 2016. This is a 2% increase over the prior quarterly cash dividend.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com